                                                                 EXHIBIT (d)(ii)

                              SUBADVISORY AGREEMENT

                    BETWEEN SUNAMERICA ASSET MANAGEMENT CORP.

                                       AND

                        ALLIANCE CAPITAL MANAGEMENT L.P.

         It is hereby agreed by and between SUNAMERICA ASSET MANAGEMENT CORP. (the "Adviser") and ALLIANCE CAPITAL MANAGEMENT L.P. ("Subadviser") as follows:

                                       1.

DUTIES OF SUBADVISER. Adviser hereby engages the services of Subadviser in furtherance of its Investment Advisory and Management Agreement with SunAmerica Series Trust (the "Trust") dated as of January 1, 1999, on behalf of the Alliance Growth Portfolio, the Growth-Income Portfolio and the Global Equities Portfolio (each, a "Portfolio," and collectively, the "Portfolios"). Pursuant to this Sub-Advisory Agreement and subject to the oversight and review of Adviser, Subadviser will manage the investment and reinvestment of the assets of the Portfolio. In this regard, Subadviser will determine in its discretion the securities to be purchased or sold, will provide Adviser with records concerning its activities which Adviser or the Trust is required to maintain, and will render regular reports to Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees of the Trust may from time to time establish, and in compliance with the objectives, policies, and limitations for the Portfolios set forth in the Trust's current prospectus and statement of additional information, and applicable laws and regulations. Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

                                       2.

PORTFOLIO TRANSACTIONS. Subadviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities and is directed to use its best efforts to obtain the best price and execution. Subject to policies established by the Trustees of the Trust, Subadviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Subadviser's overall responsibilities with respect to a Portfolio, other portfolios of the Trust and other clients of Subadviser. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

Subadviser will promptly communicate to Advisor and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

                                       3.

COMPENSATION OF SUBADVISER. As its compensation hereunder, the Adviser shall pay to Subadviser promptly after the end of each month, a fee calculated in accordance with the average daily net assets of the indicated Portfolio as follows:

         Alliance Growth Portfolio:

         .35% per annum on the first $50 million;
         .30% per annum on the next $100 million;
         .25% per annum thereafter.

         Growth Income Portfolio:

         .35% per annum on the first $50 million;
         .30% per annum on the next $100 million;
         .25% per annum on the next $150 million;
         .20% per annum on the next $200 million;
         .15% per annum thereafter.

         Global Equities Portfolio:

         .50% per annum on the first $50 million;
         .40% per annum on the next $100 million;
         .30% per annum on the next $150 million;
         .25% per annum thereafter.

         To the extent required by the laws of any state in which the Trust is subject to an expense guarantee limitation, if the aggregate expenses of any Portfolio in any fiscal year exceed the specified expense limitation ratios for that year (calculated on a daily basis), as a result of which Adviser is required to reduce or refund its advisory and management fee payable by a Portfolio, Subadviser agrees to waive such portion of its subadvisory fee in the same proportion as the fees waived by the Adviser bear to the total advisory and management fee paid by such Portfolio. Such waiver, however, shall not exceed the full amount of the subadvisory fee for such year except as may be elected by Subadviser in its discretion. For this purpose, aggregate expenses of a Portfolio shall include the compensation of Adviser and all normal expenses, fees and charges, but shall exclude interest, taxes, brokerage fees on portfolio transactions, fees and expenses incurred in connection with the distribution of Trust shares, and extraordinary expenses including litigation expenses. In the event any amounts are so contributed by Subadviser to Adviser, Adviser agrees to reimburse Subadviser for any expenses waived, provided that Adviser has been reimbursed by the Trust.

         Subadviser's fee shall be accrued daily at 1/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of a Portfolio shall be that determined in the manner and on the dates set forth in the current prospectus of the Trust and, on days on which the net assets are not so determined, the net asset computation to be used shall be as determined on the next day on which the net assets shall have been determined.

                                       4.

REPORTS. Adviser and Subadviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, and such other information with regard to their affairs and that of the Trust as each may reasonably request.

                                       5.

STATUS OF SUBADVISER. The services of Subadviser to Adviser and the Trust are not to be deemed exclusive, and Subadviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

                                       6.

CERTAIN RECORDS. Subadviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Investment Company Act of 1940, all records relating to the Portfolios' investments that are required to be maintained by the Trust pursuant to the requirements of Rule 31a-1 of that Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 which are prepared or maintained by Subadviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust or Adviser on request. Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Trust's auditors, the Trust or any representative of the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.

                                       7.

REFERENCE TO SUBADVISER. Neither the Trust nor Adviser or any affiliate or agent thereof shall make reference to or use the name of Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of Subadviser, which approval shall not be unreasonably withheld. Subadviser agrees to notify Adviser of any changes in the membership of the general partners of Subadviser as soon as practicable prior to such change.

                                       8.

LIABILITY OF SUBADVISER. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of Subadviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with Subadviser), Subadviser shall not be subject to liability to the Adviser or to any other person for any act or omission in the course of, or connected with, rendering services hereunder including, without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Investment Company Act of 1940 concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

                                       9.

DURATION AND TERMINATION. This Agreement shall continue in full force and effect with respect to a Portfolio until the earlier of (a) two years from the date this Agreement is approved by the Trustees, or (b) the first meeting of the shareholders of such Portfolio after the date hereof. If approved at such meeting by the affirmative vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940), of the Portfolio with respect to such Portfolio, voting separately from any other series of the Trust, this Agreement shall continue in full force and effect with respect to such Portfolio from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Trust, provided, however, that if the shareholders fail to approve the Agreement as provided herein, Subadviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder.

         This Agreement may be terminated at any time, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by a vote of a majority of the outstanding voting securities of a Portfolio on not less than 30 days nor more than 60 days written notice to Subadviser or by Subadviser at any time without the payment of any penalty, on 90 days written notice to Adviser and the Trust; provided, however, that this Agreement may not be terminated by Subadviser unless another subadvisory agreement has been approved by the Trust in accordance with the Investment Company Act of 1940, or after six months' written notice, whichever is earlier. This Agreement shall automatically terminate in the event of its assignment (as defined in the Investment Company Act of 1940). Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postage prepaid, to the other party at any office of such party.

         As used in this Section 11, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         This Agreement will also terminate in the event that the Investment Advisory and Management Agreement by and between the Trust on behalf of the Portfolio and Adviser referred to in Section 1 is terminated.

                                       10.

SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that nothing contained herein shall be construed to be binding upon any of the Trustees, officers, or shareholders of the Trust individually.

         IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement on this 1st day of January, 1999.

                           SUNAMERICA ASSET MANAGEMENT CORP

                           By: /s/ Peter A. Harbeck
                               --------------------
                                   Peter A. Harbeck
                                   President

                               ALLIANCE CAPITAL MANAGEMENT L.P.

                               By: ALLIANCE CAPITAL MANAGEMENT
                                   CORPORATION, its general partner

                           By: /s/ Authorized Signatory
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